Exhibit 99.2

EARL SCHEIB, INC.

News Release

[For immediate release]

EARL SCHEIB TERMINATES LETTER OF INTENT WITH
ELDEN HOLDING GROUP, LLC

Sherman Oaks, CA., Sept. 1, 2004 – The Board of Directors of Earl Scheib, Inc. (AMEX:ESH) (the “Company”) has elected to terminate the Letter of Intent previously entered into as of May 13, 2004, and as amended on July 23, 2004, with Elden Holding Group, LLC (“Elden”), a private real estate investment company.  Pursuant to the Letter of Intent, Elden had proposed to acquire all of the Company’s issued and outstanding capital stock for approximately $15,000,000, plus assumption of certain transaction and related costs estimated at over $2,000,000.

Christian K. Bement, President and Chief Executive Officer of the Company, stated “while the Board and management are disappointed that the parties were unable to complete the proposed transaction, the Company is committed to strategies designed to maximize shareholder value.  In that regard, I am pleased that our recently completed fiscal year ended April 30, 2004 saw quarterly same store sales increases and that trend continued through the Company’s first fiscal quarter of 2005, which ended July 31, 2004.  The Board is hopeful that the Company’s improved financial performance will continue which should assist us in our mission to maximize shareholder value.”

About Earl Scheib, Inc.

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 113 auto paint and body shops located in approximately 100 cities throughout the United States. In addition, through a wholly owned subsidiary, Earl Scheib, Inc. manufactures paint coating systems that are used not only by its paint and body shops, but are also sold to original equipment manufacturers. For more information, visit Earl Scheib on the web at www.earlscheib.com.

“Safe-Harbor” Statements Under the Private Securities Litigation Reform Act of 1995

Written and oral statements made by the Company that are not historic in nature are  “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the

Securities and Exchange Commission.  Generally, the words “believe”, “expect”, “hope”, “intend”, “estimate”, “anticipate”, “plan”, “will”, “project”, and similar expressions identify forward-looking statements.  All statements that address operating performance, events, developments or strategies that the Company expects or anticipates in the future are forward-looking statements, including statements about the Company’s expectations regarding the completion of the proposed transaction with Elden Holding Group, LLC.

Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations.  The following are some of the risks and uncertainties that may impact the forward-looking statements:  the recent trend in quarterly increases in the Company’s same store sales may not continue or be sustainable, the impact of the of the Company’s retail paint and body shop closures and operational restructuring, the effect of weather, the effect of economic conditions, the impact of competitive products, services, pricing capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of advertising and promotional activities, the impact of the Company’s expansion of its fleet services division, new product rollout and Quality Fleet and Truck Centers, commercial coatings business, the potential adverse effects of certain litigation, financing, insuring or lending constraints, the impact of various tax positions taken by the Company and the risk that the identification or consummation of any particular transaction or strategic outcome is not assured.

For More Information

Earl Scheib, Inc.

David I. Sunkin

Vice President & General Counsel

(818) 981-9992 x160